Form 10-K, Exhibit 13
period 2005-12-31
United Financial Bancorp Inc
filed 2006-03-30
CIK 1319572

Exhibit 13

NASDAQ WELCOMES
UNITED FINANCIAL BANCORP
AUGUST 29, 2005
United Financial Bancorp, Inc.
NASDAQ

United Financial Bancorp, Inc.
          2005 Annual Report

FINANCIAL HIGHLIGHTS

The following table sets forth certain consolidated summary historical financial information concerning the financial position of United Financial Bancorp, Inc. It should be read in conjunction with the consolidated financial statements and related notes.

Selected Financial Highlights
Dollars in thousands, except per share data

	At or for The Year Ended December 31,
	2005		2004

Select Operating Data
Net interest income		$27,027	$24,384
Provision for loan losses		917	983
Total non interest income		5,360	5,134
Total non interest expense		24,452	19,179
Net income*		4,369	5,528

Select Financial Data
Total assets		$906,513	$772,008
Loans, net		630,558	569,243
Deposits		653,611	613,672
Federal Home Loan Bank advances		101,880	86,694
Total stockholders’ equity		137,005	62,255

Performance Ratios
Return on average assets*		0.51%	0.73%
Return on average equity*		4.45%	9.25%
Interest rate spread		2.77%	3.03%
Net interest margin		3.27%	3.33%
Efficiency ratio*		75.50%	64.97%

Per Share Data
Basic and diluted earnings per share	$	nm	n/a
Market price at period end		$11.53	n/a

*

Excluding the effect of a $3.6 million charitable contribution ($2.2 million after taxes) to fund the newly-formed charitable foundation, net income in 2005 would have amounted to $6.6 million, or 19.0% greater than 2004. Return on average assets, return on average equity, and efficiency ratio would have been .76%, 6.70% and 64.41% respectively.

Members of United Bank’s senior management team visited the NASDAQ MarketSite Tower located at 4 Times Square in New York City on Monday, August 29, 2005. Richard B. Collins, President and Chief Executive Officer presided over the NASDAQ closing bell ceremony.

PRESIDENT’S MESSAGE

Dear Shareholders:

It is with great pleasure that I share with you the successes of United Financial Bancorp, Inc. (UBNK) and its subsidiary United Bank in this, our first, annual report as a public company. 2005 was an eventful year filled with significant accomplishments, record growth and the promise of more exciting times ahead.

          We completed our initial public offering in July, selling 7.7 million shares of common stock (representing 44.6% of the stock issued) and raising $74.8 million. Our parent company, United Mutual Holding Company, owns 53.4% of our stock and the remaining 2% was used to fund our newly formed charitable foundation. Shares of UBNK stock began trading on the NASDAQ National Market on July 13th, reaching a high of $11.90 before closing at $11.75, a nice return for those investors who purchased our stock through the offering at $10 per share. We are enthusiastic about being a public company and eager to begin deploying the capital we raised to fuel our growth in the months and years ahead.

Reflecting on Our Success

          Total assets grew to $906.5 million at December 31, 2005, an increase of 17.4% over the previous year. Loan growth was strong, with increases of $40.4 million in residential mortgages, $16.6 million in commercial loans and $6.6 million in consumer loans. We recently added two experienced lenders to our commercial lending team and we will continue to add staff as we work to grow the commercial portion of our business. We also intend to maintain our position as a premier mortgage and consumer lender in the markets we serve.

          We opened a record number of new core deposit accounts in 2005, capitalizing on our superior line of free banking products and services and taking advantage of consolidation in our marketplace to fuel increases in our deposit market share. As of June 30, 2005 (the most recent FDIC data available), United Bank ranked #3 out of the 18 banks doing business in Hampden County, with a deposit market share of 10.24%, the largest market share of community banks operating in this market. Total deposits grew to $653.6 million at year end, an increase of 6.5%.

          Use of our online banking products reached new highs last year. We now have more than 11,000 PersonalBank customers, representing 35% of our consumer checking account base, of which 53% are paying bills online. United Bank was the first community bank in the market to introduce online banking in 1997 and our commitment to this delivery channel proves to be both a convenient and efficient extension of our traditional branch network. 28% of our business checking customers are also banking online as the number of BusinessBank customers recently surpassed 1,000, of which 29% are also using online bill pay. Plans are in place to build on these successes, as we look to expand our online presence and take advantage of advancements in Internet banking technology.

Our Growing Franchise

          We introduced a number of product enhancements this year, all designed to provide value to our customers and drive new traffic into our branches. We increased the number of free items in our Free & Easy Business Checking Account to 500 per month and adjusted the tier structure in our Capital Growth Account (available to both business and consumer customers), offering customers an attractive rate of return and the flexibility of writing checks from a linked checking account. These changes, together with our competitive pricing structure, make our product line one of the most attractive in the area.

          Recognizing that convenience is an important factor in selecting a bank, we extended the hours at all of our drive-up locations last fall. They are now open from 8 a.m. to 7 p.m. on Thursdays and Fridays. We also relocated the West Springfield drive-up to a newly constructed facility with two drive-up teller lanes and a drive-up ATM. Throughout the year, our branch staff did an excellent job providing the high level of personal service for which United Bank is known throughout the region. This is evident in our ability to retain more than 90% of our consumer checking accounts annually for the last seven years. We know that service is a driving factor in customer retention and we will continue to meet, and seek to exceed, customer expectations as we focus on growing our franchise and increasing our market share.

Looking Ahead

          As we move into 2006, we will focus on the execution of our strategic plan and the expansion of our branch network, starting with the opening of new, full-service branches in Westfield and Northampton, Massachusetts. The Westfield branch, our second in this market, will enable us to offer a convenient banking location in an under-banked area of the city. Northampton, a new market for United Bank, is just eight miles from our Holyoke branch and a natural extension of our current footprint. We look forward to opening these offices in the fall of 2006 and bringing our products, services and expertise to the residents and businesses of these cities.

          Expansion, growth in deposits and loans, an increased emphasis on commercial lending, enhancements in the Financial Services area and increasing shareholder value will be the driving forces behind our actions in the year ahead. I look forward to sharing our progress and success in these areas as they occur. On behalf of the Board of Directors, I thank you for your continued interest in, and support of, our company.

Sincerely,

Richard B. Collins
President and Chief Executive Officer
March 30, 2006

BANKING LOCATIONS

CORPORATE HEADQUARTERS & OPERATIONS CENTER
95 Elm Street • West Springfield, MA 01089
Connecting all offices • 413-787-1700

FINANCIAL SERVICES GROUP
33 Westfield Street • West Springfield, MA 01089

FEEDING HILLS
Community Plaza Shops
1325 Springfield Street
Feeding Hills, MA 01030

HOLYOKE
1830 Northampton Street
Holyoke, MA 01040

ATM only
Holyoke Mall at Ingleside
Across from Ruby Tuesday
Holyoke, MA 01040

HUNTINGTON
14 Russell Road
Huntington, MA 01050

LONGMEADOW
Longmeadow Shops
670 Bliss Road
Longmeadow, MA 01106

LUDLOW
528 Center Street
Ludlow, MA 01056

SPRINGFIELD

Downtown Springfield
115 State Street
Springfield, MA 01103

East Springfield
1077 St. James Avenue
Springfield, MA 01104

Indian Orchard
459 Main Street
Indian Orchard, MA 01151

Sixteen Acres
1930 Wilbraham Road
Springfield, MA 01129

ATM only
Riverfront Visitor Information Center
1200 West Columbus Avenue
Springfield, MA 01105

WESTFIELD
10 Elm Street
Westfield, MA 01085

WEST SPRINGFIELD
95 Elm Street
West Springfield, MA 01089

Drive-up only
52 Van Deene Avenue
West Springfield, MA 01089

ATMs at all offices.

Employees, directors and local officials participate in the grand opening of United Bank’s new drive-up facility in West Springfield, MA.

[This page left blank intentionally]

UNITED FINANCIAL BANCORP, INC.

BOARD OF DIRECTORS

Robert W. Bozenhard Jr., Esq.
Chairman of the Board
     Partner, Bozenhard, Socha & Ely

Richard B. Collins
President & Chief Executive Officer, United Bank

Michael F. Crowley
President, Crowley & Associates

Carol Moore Cutting
President, Cutting Edge Broadcasting, Incorporated

Donald G. Helliwell
President, Westfield Coatings Company (retired)

George W. Jones
President, Eastern States Exposition (retired)

EXECUTIVE OFFICERS

Richard B. Collins
President & Chief Executive Officer

Donald F. X. Lynch
Executive Vice President, Chief Financial Officer & Corporate Secretary

Laurie J. Rollins
Treasurer

Carol A. Leary
President, Bay Path College

G. Todd Marchant
Financial Advisor, Grigsby and Smith (retired)

Kevin E. Ross
Vice President & Treasurer, Ross Insurance Agency, Inc.

Robert A. Stewart, Jr.
Partner & President, Chase, Clarke, Stewart & Fontana

Thomas H. Themistos, CPA/PFS
A member of Kostin, Ruffkess, Themistos & Dane, LLC

Michael F. Werenski
President & Treasurer, Marion & Werenski Insurance & Real Estate Agency, Inc.

UNITED BANK

SENIOR MANAGEMENT TEAM

Richard B. Collins
President & Chief Executive Officer

Keith E. Harvey
Executive Vice President, Retail Banking & Operations

Donald F. X. Lynch
Executive Vice President & Chief Financial Officer

J. Jeffrey Sullivan
Executive Vice President, Chief Lending Officer

Eileen R. Casey
Senior Vice President & Internal Auditor

William Clark
Senior Vice President, Residential Lending

John J. Patterson
Senior Vice President, Risk Management

Deborah M. Gebo
Vice President, Retail Banking

Dena M. Hall
Vice President, Marketing & Community Relations

Miriam J. Siegel
Vice President, Human Resources

Collections Officer Kathy Blair stands with Sarah Murphy, winner of United Bank’s quarterly Service Excellence Award which recognizes employees providing outstanding customer service.

SHAREHOLDER INFORMATION

Company Profile

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank. The Company’s common stock is traded on the NASDAQ National Market under the symbol UBNK. United Bank provides a full range of financial products and services through its 11 branch offices located throughout Western Massachusetts. Through its Financial Services Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. The Bank is committed to meeting all of its customers’ financial needs by providing valuable products, competitive pricing and superior customer service.

Corporate Office
95 Elm Street
P.O. Box 9020
West Springfield, MA 01090-9020
Phone: (413)-787-1700
Fax: (413) 788-3313

Stock Listing
United Financial Bancorp, Inc. is
traded on the NASDAQ National
Market under the symbol UBNK.

Annual Meeting
The Annual Meeting of Shareholders
of United Financial Bancorp, Inc.
will be held on Thursday, July 20,
2006 at 10:00 a.m. at the Springfield
Marriott, 2 Boland Way, Springfield,
Massachusetts 01115.

Investor Information
Copies of the annual report, SEC
filings, press releases and other
investor information are available
on the Bank’s website at
www.bankatunited.com or by
contacting Dena M. Hall, Vice
President at (413) 787-1292 or
dhall@bankatunited.com.

Auditors
Grant Thornton LLP
226 Causeway Street
Boston, MA 02114

Corporate Counsel
Luse Gorman Pomerenk & Schick, P. C.
5335 Wisconsin Avenue, NW
Suite 400
Washington DC 20015-2035

Transfer Agent
Shareholders wishing to change the
name, address or ownership of stock or
to report lost stock certificates should
contact:
Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ 07016
800-368-5948

95 Elm Street • P.O. Box 9020
West Springfield, MA 01090-9020
(413) 787-1700 • bankatunited.com